                                                                      EXHIBIT 12

                              FIRSTAR CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                              YEARS ENDED DECEMBER 31
                                               ------------------------------------------------------
                                                  1996        1995       1994       1993       1992
                                                  ----        ----       ----       ----       ----
                                                               (THOUSANDS OF DOLLARS)
EXCLUDING INTEREST ON DEPOSITS
Earnings
  Net income before taxes....................  $  374,547   $347,266   $339,381   $334,493   $268,130
  Interest on debt...........................     167,152    177,133     98,937     52,257     47,882
  Portion of rents representative of interest
    factor...................................      12,219     11,352     11,935     11,883     11,290
                                               ----------   --------   --------   --------   --------
    Total....................................     553,918    535,751    450,253    398,633    327,302
Fixed charges
  Interest on debt...........................  $  167,152   $177,133   $ 98,937   $ 52,257   $ 47,882
  Portion of rents representative of interest
    factor...................................      12,219     11,352     11,935     11,883     11,290
                                               ----------   --------   --------   --------   --------
    Total....................................     179,371    188,485    110,872     64,140     59,172
Ratio of earnings to fixed charges...........        3.09x      2.84x      4.06x      6.22x      5.53x
INCLUDING INTEREST ON DEPOSITS
Earnings
  Net income before taxes....................  $  374,547   $347,266   $339,381   $334,493   $268,130
  Interest on debt...........................     167,152    177,133     98,937     52,257     47,882
  Interest on deposits.......................     465,553    444,706    321,969    315,858    389,989
  Portion of rents representative of interest
    factor...................................      12,219     11,352     11,935     11,883     11,290
                                               ----------   --------   --------   --------   --------
    Total....................................   1,019,471    980,457    772,222    714,491    717,291
Fixed charges
  Interest on debt...........................  $  167,152   $177,133   $ 98,937   $ 52,257   $ 47,882
  Interest on deposits.......................     465,553    444,706    321,969    315,858    389,989
  Portion of rents representative of interest
    factor...................................      12,219     11,352     11,935     11,883     11,290
                                               ----------   --------   --------   --------   --------
    Total....................................     644,924    633,191    432,841    379,998    449,161
Ratio of earnings to fixed charges...........        1.58x      1.55x      1.78x      1.88x      1.60x
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